UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.)

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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ISRAMCO, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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ISRAMCO, INC.

2425 West Loop South Suite 810

Houston Texas 77027

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that the 2011 annual meeting (the “Annual Meeting”) of the shareholders of Isramco, Inc. (the “Company”) will be held at the Company’s offices at 2425 West Loop South Suite 810 Houston Texas 77027, on December, 16, 2011 at 9:00 A.M., local time, for the following purposes:

(i) to elect seven directors of the Company to hold office until the next annual meeting of the shareholders and until their respective successors shall have been duly elected and qualified;

(ii) to conduct a non-binding advisory vote to approve the compensation of the Company’s executives;

(iii) to conduct a non-binding advisory vote on the frequency of future non-binding advisory votes to approve the compensation of the Company’s executives;

(iv) to approve the Company’s 2011 Stock Incentive Plan;

(v) to ratify the appointment of Malone Bailey, PC as the Company’s independent public accounting firm for the year ending December 31, 2011; and

(vi) to transact such other business as may properly come before the Annual Meeting and any adjournment thereof.

The Board of Directors has fixed the close of business on November 22, 2011, as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof. A complete list of shareholders entitled to vote at the meeting will be available for examination at the offices of the Company for ten (10) days prior to the meeting. Only shareholders of record at the close of business on November 22, 2011 (the “Record Date”) are entitled to vote at the meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Haim Tsuff

Chairman of the Board

Chief Executive Officer

December 5, 2011

PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND PROMPTLY RETURN IT IN THE ENVELOPE PROVIDED. NO POSTAGE IS NECESSARY IF MAILED IN THE UNITED STATES.

ISRAMCO, INC.

2425 West Loop South Suite 810

Houston Texas 77027

PROXY STATEMENT

FOR THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON DECEMBER 16, 2011

INTRODUCTION

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board of Directors” or the “Board”) of Isramco, Inc., a Delaware corporation (the “Company”) for use at the 2011 annual meeting (the “Annual Meeting”) of the Company’s shareholders (the “Shareholders”) to be held at the Company’s offices at 2425 West Loop South, Suite 810, Houston, Texas 77027, on Friday, December 16, 2011 at 9:00 A.M., local time, and any adjournment(s) thereof.

Our Board of Directors has made these proxy materials available to you on the Internet on or about December 5, 2011 at                      and on the website described in the Notice of Internet Availability of Proxy Materials (the “Notice”), mailed to Shareholders of record and beneficial holders. Alternatively, upon your request, printed versions of these proxy materials will be delivered to you by mail, in connection with the Board of Directors’ solicitation of proxies for use at our 2011 Annual Meeting of Shareholders. Our Shareholders are invited to attend the annual meeting and are requested to vote on the proposals described in this proxy statement. These proxy materials include: our proxy statement for (and notice of) the Annual Meeting; and our Annual Report on Form 10-K for the year ended December 31, 2010, which includes our annual audited financial statements for fiscal 2010. If you requested printed versions of these proxy materials by mail, these proxy materials also include our 2011 annual meeting proxy card or a voting information card for submitting your vote in writing to us or your broker, as the case may be.

Purposes of the 2011 Annual Meeting

At the Annual Meeting, the Shareholders will be asked to:

(i) to elect seven directors of the Company to hold office until the next annual meeting of the Shareholders and until their respective successors shall have been duly elected and qualified;

(ii) to conduct a non-binding advisory vote to approve the compensation of the Company’s executives;

(iii) to conduct a non-binding advisory vote on the frequency of future non-binding advisory votes to approve the compensation of the Company’s executives;

(iv) to approve the Company’s 2011 Stock Incentive Plan;

(v) to ratify the appointment of Malone Bailey, PC as the Company’s independent public accounting firm for the year ending December 31, 2011; and

(vi) to transact such other business as may properly come before the Annual Meeting and any adjournment thereof.

Voting Rights

To have a valid meeting of the Shareholders, a quorum of the Company’s Shareholders is necessary. A quorum consists of Shareholders holding a majority of the shares of the common stock of the Company (the “Common Stock”) issued and outstanding and entitled to vote on the Record Date present in person or by proxy at the Annual Meeting. Shareholders who execute proxies retain the right to revoke them at any time by notice in writing to the Secretary of the Company, by revocation in person at the meeting or by presenting a later-dated proxy. Unless so revoked, the shares represented by proxies will be voted at

Isramco, Inc.

Proxy Statement

the meeting. The shares represented by the proxies solicited by the Board of Directors of the Company will be voted in accordance with the directions given therein, but if no direction is given, such shares will be voted in accordance with the Board’s recommendations.

All voting rights are vested exclusively in the holders of Common Stock. Only holders of Common Stock at the close of business on November 22, 2011 (the “Record Date”) are entitled to receive notice of and to vote at the Annual Meeting. As of the Record Date, there were a total of 2,717,691 shares of Common Stock outstanding. Each holder of Common Stock entitled to vote at the Annual Meeting is entitled to one vote for each share held.

Shareholders representing a majority of the Common Stock issued and outstanding as of the Record Date, present in person or by proxy at the Annual Meeting, will constitute a quorum for the transaction of business at the Annual Meeting or any adjournment(s) thereof. Abstentions and shares held of record by a broker for which the broker has discretionary authority or instructions to vote the shares are counted as shares that are present at the Annual Meeting for purposes of determining a quorum.

Abstentions occur when Shareholders are present at the Annual Meeting but fail to vote or voluntarily withhold their vote for any of the matters upon which the Shareholders are voting. There are also non-discretionary matters for which brokers and other nominees do not have discretionary authority to vote unless they receive timely instructions from you. For Proposals 1 (Election of Directors), 2 (Approval of Executive Compensation) 3 (Frequency of Vote on Executive Compensation), and 4 (Approval of 2011 Stock Incentive Plan), to be voted on at the Annual Meeting, you must provide timely instructions on how the broker or other nominee should vote your shares. When a broker or other nominee does not have discretion to vote on a particular matter, you have not given timely instructions on how the broker or other nominee should vote your shares and the broker or other nominee indicates it does not have authority to vote such shares on its proxy, a “broker non-vote” results. Although any broker non-vote would be counted as present at the meeting for purposes of determining a quorum, it would be treated as not entitled to vote with respect to non-discretionary matters.

Assuming a quorum is present at the Annual Meeting, the following is a summary of the vote required to approve each proposal, as well as the effect of broker non-votes and abstentions.

☐ Proposal 1 (Election of Directors): To be elected, each nominee for election as a director must receive the affirmative vote of a majority of the votes of the Company’s Common Stock, present in person or by proxy at the meeting and entitled to vote on the proposal. Abstentions may not be specified as to the election of directors, but you may withhold your vote as to any nominee. Votes that are withheld from a director’s election will be counted toward a quorum, but will not affect the outcome of the vote on the election of a director. Broker non-votes will not be taken into account in determining the outcome of the election.

☐ Proposals 2 (Approval of Executive Compensation), 4 (Approval of 2011 Stock Incentive Plan) and 5 (Ratification of the Appointment of Malone Bailey, PC): The affirmative vote of a majority of the votes of the Company’s Common Stock present at the meeting in person or by proxy is required to approve, by non-binding vote, executive compensation (Proposal 2) and the 2011 Stock Incentive Plan (Proposal 4), and to ratify the appointment of the Company’s independent accounting firm (proposal 5). An abstention will not be treated as a vote entitled to be cast and therefore is not counted for purposes of determining whether a majority has been achieved. Broker non-votes will not be taken into account in determining the outcome of Proposal 2 or Proposal 4.

☐ Proposal 3 (Frequency of Advisory Vote on Executive Compensation): The affirmative vote of a majority of the votes of the Company’s Common Stock present at the meeting in person or by proxy is required to approve, by non-binding vote, how frequently the Company should seek an advisory vote on executive compensation. An abstention is not treated as a vote entitled to be cast and therefore is not counted for purposes of determining whether a majority has been achieved. Broker non-votes will not be taken into account in determining the outcome of the proposal. The option of annual, biennial or triennial that receives the highest number of advisory votes cast by Stockholder will be the frequency for the advisory vote on executive compensation that has been selected by Stockholder.

Isramco, Inc.

Proxy Statement

How Can I Vote Without Attending the Annual Meeting?

There are three methods for registered Stockholders to direct their vote by proxy without attending the Annual Meeting:

•

Vote by Internet. You can vote via the Internet. The website address for Internet voting is provided on your Notice or proxy card. You will need to use the control number appearing on your Notice or proxy card to vote via the Internet. You can use the Internet to transmit your voting instructions up until 11:59 P.M. Eastern Time on Thursday, December 15, 2011. Internet voting is available 24 hours a day. If you vote via the Internet you do NOT need to vote by telephone or return a proxy card.

•

Vote by Telephone. You can also vote by telephone by calling the toll-free telephone number provided on the Internet link on your Notice or on your proxy card. You will need to use the control number appearing on your Notice or proxy card to vote by telephone. You may transmit your voting instructions from any touch-tone telephone up until 11:59 P.M. Eastern Time on Thursday, December 15, 2011. Telephone voting is available 24 hours a day. If you vote by telephone you do NOT need to vote over the Internet or return a proxy card.

•

Vote by Mail. If you received a printed copy of the proxy card, you can vote by marking, dating and signing it, and returning it in the postage-paid envelope provided. Please promptly mail your proxy card to ensure that it is received prior to the closing of the polls at the Annual Meeting.

Isramco, Inc.

Proxy Statement

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information, as of the Record Date, concerning the ownership of the Common Stock by (a) each of the Company’s directors, (b) the Company’s Chief Executive Officer, Chief Financial Officer, former Vice President and General Counsel and a key employee (the “Named Executive Officers), (c) all current directors, executive officers of the Company as a group; and (d) each person who beneficially owns more than five percent of the Company’s Common Stock.

Name of Beneficial Owner (1)	Number of Shares Percent of Beneficially Owned (2)		Common Stock (2)
Haim Tsuff, Chairman and CEO	1,675,116	(3)(4)(5)(6)(7)	61.64%
Naphtha Holdings Ltd.	1,429,949	(4)	52.62%
Naphtha Israel Petroleum Corp.	1,429,949	(4)	52.62%
United Kingsway Ltd.	1,429,949	(4)	52.62%
YHK Investment L.P.	1,429,949	(4)	52.62%
J.O.E.L. Jerusalem Oil Exploration Ltd.	1,429,949	(4)	52.62%
Equital Ltd.	1,429,949	(4)	52.62%
Naphtha Exploration LP	15,066	(5)	*
I.O.C. Dead Sea LP.,	32,321	(6)	*
Isramco – Negev 2 Limited Partnership	136,101	(7)	5.01%
Joseph From, Director	—
Marc E. Kalton, Director
	—
Max Pridgeon, Director
	—		—
Asaf Yarkoni, Director
	—		—
Edy Francis, Chief Financial Officer Jim Hutchinson, Vice President and General Counsel (8) Yossi Levy, Manager (9)
All directors and executive officers as a group (6 persons)	????????	(10)	?? %

(1) Unless otherwise specified, the address of such person is c/o Isramco, Inc., 2425 West Loop South, Suite 810, Houston, Texas 77027.

Isramco, Inc.

Proxy Statement

(2) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the “SEC”) and generally includes voting or investment power with respect to securities. In accordance with SEC rules, shares of Common Stock issuable upon the exercise of options or warrants which are currently exercisable or which become exercisable within 60 days of the Record Date are deemed to be beneficially owned by, and outstanding with respect to, the holder of such option or warrant. Except as indicated by footnote, and subject to community property laws where applicable, to the knowledge of the Company, each person listed is believed to have sole voting and investment power with respect to all shares of Common Stock owned by such person.

(3) Haim Tsuff, the Company’s Chairman and Chief Executive Officer, holds directly 61,679 shares of the Company. In addition, as described in Notes 4, 5, 6 and 7 below, he may be deemed to control an additional 1,613,437 shares of Common Stock.

(4) Naphtha Israel Petroleum Corp. (“Naphtha Petroleum”), an Israeli public company whose shares are traded on the Tel Aviv Exchange, holds all of the outstanding voting shares of Naphtha Holdings Ltd. (“Naphtha Holdings”), a private Israeli company. Haim Tsuff, the Company’s Chairman and Chief Executive Officer, may be deemed to beneficially own any shares held by Naphtha Holdings within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as Amended (the “Exchange Act”), by virtue of the control that he exercises over Naphtha Petroleum. The nature Mr. Tsuff’s control over Naphtha Petroleum is described in the succeeding paragraphs.

Mr. Tsuff holds all of the outstanding voting shares of United Kingsway Limited (“United Kingsway”), a BVI private company. He also serves as the sole director of United Kingsway. United Kingsway holds 74% of the outstanding membership interests in each of YHK Investment L.P (“YHK LP”), an Israeli limited partnership and YHK General Manager Ltd. (“YHK Manager”), a private Israeli company that serves as the general partner of YHP LP. Mr. Tsuff’s father serves as a director of YHK Manager. YHK LP holds 44.5% of the outstanding voting securities of Equital Ltd. (“Equital”), an Israeli public company listed on the Tel Aviv Exchange.

Equital holds 33% of the outstanding voting securities of J.O.E.L. - Jerusalem Oil Exploration Ltd. (“J.O.E.L.”), a public company Israeli company.

J.O.E.L. holds 65% of the outstanding voting securities Naphtha Petroleum which, as noted above, holds all of the outstanding voting securities of Naphtha Holdings.

The 1,429,949 shares of Common Stock referred to in the table above are held solely in the name of Naphtha Holdings. None of United Kingsway, YHP LP, YHK Manager, Equital or J.O.E.L. holds, directly, any shares of the Company’s Common Stock.

(5) Haim Tsuff, the Company’s Chairman and Chief Executive Officer, may be deemed to control the shares held directly by Naphtha Exploration LP., an Israeli limited partnership listed on the Tel Aviv Exchange (“Naphtha Exploration”), through control of its general partner, Naphtha Partnerships Management Ltd..

(6) Haim Tsuff, the Company’s Chairman and Chief Executive Officer, may be deemed to control the shares held directly by I.O.C. Dead Sea LP., an Israeli limited partnership (“I.O.C.”) listed on the Tel Aviv Exchange, through control of its general partner is IOC Partnerships Management Ltd.

(7) Isramco Negev 2 Limited Partnership (“Isramco Negev 2”) is an Israeli limited partnership listed on the Tel Aviv Exchange. Haim Tsuff, the Company’s Chairman and Chief Executive Officer, may be deemed to beneficially own any shares held by Isramco Negev 2 within the meaning of Rule 13d-3 of the Exchange Act, by virtue of the control that he exercises over Isramco Oil & Gas Ltd., a private Israeli company that is the general partner of Isramco Negev 2.

(8) Mr. Hutchinson resigned March 2011.

Isramco, Inc.

Proxy Statement

(9) Mr. Levy was a key employee who resigned              2011.

(    ) Notes for other directors as appropriate.

(10) See Notes 3 through 7 above.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and Objectives

The primary objectives of our market based compensation program for Haim Tsuff, Chairman and Chief Executive Officer, Edy Francis, Chief Financial Officer, Jim Hutchinson, the Company’s former Vice President and General Counsel and Yossi Levy (collectively the Named Executive Officers) are to attract and retain qualified and experienced executive talent, provide appropriate incentives for the Company’s Named Executive Officers’ to apply their efforts in such a way that supports our financial performance objectives and business strategy, and to align their incentives with enhancement of shareholder value. In particular, our compensation program for Named Executive Officers is designed to reward superior job performance and individual initiative to help increase the Company’s oil and gas reserves, production rates, earnings per share and to manage operating costs.

Under its charter, the Compensation Committee is required to set the compensation of our Chief Executive Officer and is required to review and approve the evaluation process and the compensation of our other Named Executive Officers. The Compensation Committee is developing metrics by which executive cash incentives and stock-related incentives will be awarded through the Company’s incentive plans. In that effort, the Compensation Committee seeks to compensate the Company’s Named Executive Officers so that their aggregate cash and equity compensation is comparable to the market compensation for similarly-situated executives at the companies we consider to be our peers.

Role of the Compensation Committee, its Consultants and Management

Our Board has entrusted the Compensation Committee to carry out the Board’s overall responsibility relating to the compensation of our Named Executive Officers. Our Chief Executive Officer also plays an important role in the executive compensation process, in overseeing the performance and dynamics of the executive team and generally keeping the Compensation Committee informed of business objectives and performance. All final approvals regarding our Named Executive Officers’ compensation remain with the Compensation Committee. Finally, the Company or the Committee may retain an independent consulting firm and/or legal counsel experienced in executive and overall compensation practices and policies to assist the Compensation Committee in calibrating the form and amount of executive compensation.

The Compensation Committee, together with the assistance and recommendation of our Chief Executive Officer, and other advisors if deemed appropriate by the Compensation Committee, typically reviews and discusses each particular executive compensation component presented and approves the compensation of the other Named Executive Officers. In the case of our Chief Executive Officer, the Compensation Committee reviews and discusses each compensation component (together with compensation consultants and any counsel, other advisors or members of management deemed appropriate by the Compensation Committee). Following this review, the Compensation Committee sets the salary and other compensation of our Chief Executive Officer.

Market Analysis

When making compensation decisions, the Compensation Committee considers comparative compensation information of select peer and industry companies as a reference in its review and approval of compensation for our Named Executive Officers. This review is done with respect to both the structure of our executive compensation program as well as the targeted amount of compensation. The company has selected the following companies as peers for such review

Approach Resources Inc.

GASCO Energy, Inc.

Double Eagle Petroleum Co.

Credo Petroleum Corporation

FX Energy Inc.

Isramco, Inc.

Proxy Statement

Harken Energy Corporation

Ram Energy Resources, Inc.

Warren Resources Inc.

Toreador Resources Corporation

Houston American Energy Corporation

Because the comparative compensation information is just one of the several analytic tools that are used in setting executive compensation, the Compensation Committee has discretion in determining the nature and extent of its use. When exercising its discretion, the Compensation Committee may consider factors such as the nature of officer’s duties and responsibilities as compared to the corresponding position in the peer companies, the experience and value the officer brings to the role, the officer’s performance results, demonstrated success in meeting key financial and other business objectives and the amount of the officer’s pay relative to the pay of his or her peers within our company.

Elements of Executive Compensation

Our Named Executive Officers’ compensation currently has two primary components—base salary and annual cash incentive compensation. Base salary is primarily designed to reward current and past performance and may be adjusted from time to time to realign salaries with market levels. Annual cash incentive awards are granted to incentivize our Named Executive Officers to assist the Company in achieving its performance goals as well as to achieve their individual performance goals. In addition, our Named Executive Officers participate in the benefit plans and programs that are generally available to all employees of the Company and receive perquisites and other personal benefits, all of which are intended to be part of a competitive overall compensation program.

Base Salary. Initial base salaries for our Named Executive Officers are set forth in their employment agreements and established based on their role within the Company and the scope of their responsibilities, taking into account market compensation paid by the peer companies described above. Their base salaries are reviewed annually and increased from time to time to realign salaries with those market levels after taking into account individual responsibilities, performance, experience and/or cost of living.

Annual Cash Incentive Compensation Plan

For 2011, our executive annual incentive cash awards (the “Cash Incentive Awards”) were designed to align executive officer pay with overall company financial performance, as well as performance related to important short-term initiatives. There are no target amounts and amounts paid are at the discretion of the Chief Executive Officer.

Other Compensation and Benefits.

All of our Named Executive Officers are eligible to participate in all of our employee benefit plans, such as medical, dental, vision, voluntary life, and dependent life. These benefits are provided so as to assure that we are able to maintain a competitive position in terms of attracting and retaining executive officers and other employees.

Perquisites and Other Personal Benefits.

We provide our Named Executive Officers with perquisites and other personal benefits that the Company and the Compensation Committee believe are reasonable and consistent with its overall compensation program to better enable the Company to attract and retain employees for key executive positions.

Setting Executive Compensation in 2010

Base Salary. The base salary of each Named Executive Officer is reviewed annually by the Compensation Committee. For our other Named Executive Officers, our Chief Executive Officer recommends salary increases, which are reviewed and approved by the Compensation Committee.

Isramco, Inc.

Proxy Statement

For 2010, the primary factor in determining the amount of increase in base salary was the Compensation Committee’s subjective assessment of individual performance of each of our Named Executive Officers. The Compensation Committee also reviewed the comparative compensation data discussed above to assess the reasonableness of the base salary amounts in light of the officer’s duties and responsibilities as compared to similarly situated officers. The following table reflects base salary amounts for the Named Executive Officers for 2011 and 2010:

Name	2011 Base Salary	2010 Base Salary
Haim Tsuff	$360,000	$360,000
Edy Francis	81,350	81,350
Jim Hutchinson (1)	150,000	150,000
Yossi Levy (2)	0	0

1.	Mr. Hutchinson resigned in March 2011
2.

Mr. Levy is the General Manager of Equital, an affiliate of the Company which is described above. The Company and Equital have an arrangement pursuant to which the Company paid Equital $120,000 during 2009 and 2010 for management services. Mr. Levy, an employee of Equital, provided these services to Isramco. Isramco made no direct payment to Mr. Levy in respect of fiscal 2008, 2009, or 2010. Mr. Haim Tsuff, our Chairman and Chief Executive Officer, may be deemed to control Equital. Mr. Levy resigned in              2011

Annual Cash Incentive Compensation.

In connection with its review of the performance of each of our Named Executive Officers, the Compensation Committee specifically considered each executive’s leadership in achieving each of the business goals described above. The Compensation Committee also considered the difficulty of achieving the performance goals in the face of an extremely challenging economy. The following is a discussion of the material factors the Compensation Committee considered in assessing each Named Executive Officer’s contribution and achievement of his or her individual performance goals:

•

Haim Tsuff: In assessing Mr. Tsuff’s performance, the Compensation Committee considered the leadership and strategic vision that he provides for the continued growth of the Company. As a result of his significant ownership position in the Company, Mr. Tsuff’s objectives are already closely aligned with those of our stockholders.

•

Edy Francis: In assessing Mr. Francis’ performance, the Compensation Committee considered his role as Chief Financial Officer, including his management of financial restructuring and accounting management that impacted the Company’s business.

•

Jim Hutchinson: In assessing Mr. Hutchinson’s performance in 2010, the Compensation Committee considered his role as general counsel and sole in-house attorney, including his management of legal issues that impacted the Company’s business. Mr. Hutchinson resigned in March 2011 so no evaluation was made for 2011.

•	Yossi Levy: The Compensation Committee did not set Mr. Levy’s compensation and made no evaluation of his performance for compensation purposes.

Isramco, Inc.

Proxy Statement

Accordingly, the following chart presents information about the awards earned by each of our Named Executive Officers:

Named Executive Officer	2010 Incentive Payout as a % of Base Salary	$ Amount Earned
Haim Tsuff	0%	$0.00
Edy Francis	61.5	50,000
Jim Hutchinson	7	10,502
Yossi Levy (1)	0	0

(1) Mr. Levy is the General Manager of Equital, an affiliate of the Company which described above. The Company and Equital have an arrangement pursuant to which the Company paid Equital $120,000 during 2009 and 2010 for management services. Mr. Levy, an employee of Equital, provided these services to Isramco. Isramco made no direct payment to Mr. Levy in respect of fiscal 2008, 2009, or 2010. Mr. Haim Tsuff, our Chairman and Chief Executive Officer, may be deemed to control Equital

For more information on total compensation paid to our Named Executive Officers, see “Executive Compensation and Related Information— 2010 Summary Compensation Table.”

Compensation Policies

Adjustment or Recovery of Awards upon Restatement of Company Performance. The Company does not have a formal policy with respect to whether its Named Executive Officers are required to return cash and equity incentive awards if the relevant performance targets upon which the awards are based are ever restated or otherwise adjusted in a manner that would reduce the size of an award or payment. The Company does have a provision in the employment contracts with Named Executive Officers allowing the company to force the return.

Stock Ownership Guidelines. The Company has no stock ownership guidelines for it Named Executive Officers.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management. Based on the Compensation Committee’s review of and discussions with management with respect to the Compensation Discussion and Analysis, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Compensation Committee.

Max Pridgeon (Chair)	Marc Kalton	Asaf Yarkoni

Isramco, Inc.

Proxy Statement

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Max Pridgeon served on the Compensation Committee in 2010. Mr. Kalton and Mr. Yarkoni joined the Committee in 2011. No member of the committee has served as one of our officers or employees at any time. None of our executive officers served, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving on our Board of Directors or Compensation Committee.

The following table sets forth information for the fiscal years ended December 31, 2009 December 31, 2010 and December 31, 2011 concerning compensation of the Named Executive Officers:

Summary Compensation Table

				STOCK ALL OTHER
Name and Principal Position	Year	Salary	Cash Bonus	Stock Awards	All Other Compensation	Total
Haim Tsuff	2010	$360,000	$0	$0	$0	$360,000
Chairman and Chief Executive Officer	2009	360,000	0	0	0	360,000
	2008	310,000	0	0	0	310,000

Yossi Levy (1)	2010	0	0	0	0	0
President	2009	0	0	0	0	0
	2008	0	0	0	0	0

Edy Francis	2010	81,350	50,000	0	45,412	176,762
Senior Vice President, Chief Financial Officer and Chief Accounting Officer	2009	71,600	5,000	0	30,302	106,902
	2008	44,700	2,500	0	16,582	63,782

Jim Hutchinson	2010	150,000	0	0	11,702	161,702
Vice President and Counsel	2009	150,000	1,500	0	8,469	159,969
	2008	93,750	1,500	0	3,331	98,581

(1)

Mr. Levy is the General Manager of Equital, an affiliate of the Company which described above. The Company and Equital have an arrangement pursuant to which the Company paid Equital $120,000 during 2009 and 2010 for management services. Mr. Levy, an employee of Equital, provided these services to Isramco. Isramco made no direct payment to Mr. Levy in respect of fiscal 2008 or 2009. Mr. Haim Tsuff, our Chairman and Chief Executive Officer, may be deemed to control Equital.

EMPLOYMENT/CONSULTING AGREEMENTS

On November 17, 2008, the Company) and Goodrich Global Ltd. (“Goodrich”), a company owned and controlled by Mr. Haim Tsuff, the Company’s Chairman of the Board of Directors and Chief Executive Officer, entered into an Amended and Restated Agreement, as subsequently amended on November 24, 2008 (“Goodrich Agreement”). The Goodrich Agreement

Isramco, Inc.

Proxy Statement

replaced the consulting agreement entered into in May 1996 between the Company and Goodrich which terminated on May 31, 2008, pursuant to which the Company paid $240,000 per annum in installments of $20,000 per month. Under the Goodrich Agreement, as of June 1, 2008, the Company pays Goodrich $360,000 per annum in installments of $30,000 per month in addition to reimbursing Goodrich for all reasonable expenses incurred in connection with services rendered to the Company. Goodrich is entitled to receive, with respect to each completed fiscal year, beginning with the fiscal year ending December 31, 2008, an amount in cash equal to five percent (5%) of the Company’s pre-tax recorded profit, exclusive of unrealized derivative gain or loss (the “Supplemental Payment”). The Supplemental payment is to be made within ten (10) business days after the filing with the SEC of the Company’s Annual Report on Form 10-K for the fiscal year. For purposes of the Goodrich Agreement, “profit” means the pre – tax recorded profit as specified in the Company’s annual report on Form 10-K, but excluding unrealized gain or loss on derivative transactions. No Supplemental Payments were made in respect of fiscal 2008, 2009 or 2010 and no Supplemental Payments are anticipated to be made through the term of the Goodrich Agreement. The Goodrich Agreement had an initial term through May 31, 2011, and automatically extended by its terms for an additional three-year period. The Goodrich Agreement contains certain customary confidentiality and non-compete provisions. If the Goodrich Agreement is terminated by the Company prior to the expiration of the initial term, other than for cause, then Goodrich is entitled to receive the equivalent of payments due through the then remaining term of the agreement.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

Except as described under the agreements listed above, there are no payments or other obligations in the event of termination or change-in-control.

Isramco, Inc.

Proxy Statement

DIRECTOR COMPENSATION:

The following table sets forth information concerning the compensation of our directors for the fiscal year ended December 31, 2010

NAME (1)	FEES EARNED OR PAID IN CASH ($)	OPTION AWARDS ($)	TOTAL ($)
Michelle R. Cinnamon-Flores	$2250	0	$2250
Joseph From	$1500	0	$1500
Marc E. Kalton	$6000	0	$6000
Max Pridgeon	$6000	0	$6000
Asaf Yarkoni	$750	0	$750

Payments:

In 2009, the Company paid Equital $120,000 for the management services provided by Mr. Levy, as discussed above.

RELATED TRANSACTIONS:

Loans:

In 2007 and 2008, the Company borrowed money from related parties in order to obtain the funds necessary to purchase the oil and gas properties in the transactions with Five States Energy (in 2007) and GFB Acquisition – 1, L.P and TransRepublic Resources (in 2008). Specifically:

A. In order to obtain the funds necessary to consummate the Company’s February 2007 purchase of oil and gas properties from Five States Energy, the Company obtained loans in the totaling $42 million from Naphtha Petroleum (and subsidiaries thereof) as below:

i) Pursuant to a Loan Agreement dated as of February 27, 2007 (the “First Naphtha Loan Agreement”), the Company obtained an $18.5 million loan from Naphtha Petroleum. The loan bears interest at per annum rate equal to the LIBOR plus 5.5%, not to exceed 11% per annum. Interest is payable at the end of each loan year. Principal plus any accrued and unpaid interest is due and payable on February 26, 2014. Interest after the maturity date accrues at the per annum rate of LIBOR plus 12% until paid in full. As specified in the Loan Agreement, the interest payable to Naphtha Petroleum is subject to and limited in all cases to the maximum legal rate of interest that may be paid under the laws of the State of Texas. The loan may be prepaid at any time, in whole or in part, without penalty or prepayment. In December 2007, the Company prepaid approximately $13.9 million in respect of principal and interest for 2007 and we made additional payments aggregating approximately $6.3 million in respect to principal and interest for 2008. No payments were made in 2009. Approximately $138,000 in interest was paid in 2010. In 2011 the full remaining balance of approximately $1 million was paid and the loan was fully paid.

ii) Pursuant to a Loan Agreement dated as of February 27, 2007 (the “Second Naphtha Loan Agreement”) the Company obtained a loan from Naphtha Petroleum in the principal amount of $11.5 million, payable at the end of seven years. Interest accrues at a rate of LIBOR plus 6%, per annum. As specified in the Second Naphtha Loan Agreement, the interest payable to Naphtha Petroleum is subject to and limited in all cases to the maximum legal rate of interest that may be paid under the laws of the State of Texas. The Company can make prepayments without premium or penalty. This loan is unsecured. The other material terms of the Second Naphtha Loan Agreement are identical to the terms of the First Naphtha Loan Agreement. The Company paid approximately $1.3 million in interest for 2008 and made no payments in 2009 or 2010 and paid approximately

Isramco, Inc.

Proxy Statement

$1.2 million in interest in 2011. As of September 30, 2011, approximately $11.5 million remains outstanding. Effective February 1, 2009, the Second Naphtha Loan Agreement was amended and restated to extend the payment deadlines arising on and after February, 2009, by two years.

iii) Pursuant to another Loan Agreement, also dated as of February 27, 2007 (the “Third Naphtha Loan Agreement”) the Company obtained a loan from Naphtha Petroleum in the principal amount of $12 million, repayable after five years. Interest on this loan accrues at LIBOR plus 6% per annum. As specified in the Loan Agreement, the interest payable to Naphtha Petroleum is subject to and limited in all cases to the maximum legal rate of interest that may be paid under the laws of the State of Texas. The Company can make prepayments without premium or penalty. This loan is unsecured. The other material terms of the Third Naphtha Loan Agreement are identical to the terms of the Second Naptha Loan Agreement. The Company paid approximately $1.3 million in interest only for fiscal year 2008 and made no payments in 2009 or 2010. As of September 30, 2011, approximately $12 million remains outstanding. Effective February 1, 2009, the Third Naphtha Loan Agreement was amended and restated to extend the payment deadlines arising on and after February, 2009, by two years.

iv) Pursuant to a Loan Agreement dated as of February 26, 2007 the Company obtained a loan from J.O.E.L in the principal amount of $7 million bearing interest at the rate of 5.36% per annum. This loan was originally repayable at the end of three months. On July 2007, the Company and J.O.E.L. reached an agreement to revise the term of the Loan to seven years and to revise the interest rate to LIBOR plus 6% per annum. , The interest payable to J.O.E.L is subject to and limited in all cases to the maximum legal rate of interest that may be paid under the laws of the State of Texas. The Company paid approximately $840,000 in interest for 2008. In 2009 we paid J.O.E.L. $7,701,491 representing the entire outstanding principal balance of the loan and all accrued interest. Jackob Maimon, who was Isramco’s President and a director at the time of this loan, was also a director is a director of J.O.E.L. Haim Tsuff, Isramco’s Chief Executive Officer and Chairman, is a controlling shareholder of J.O.E.L. As of December 31, 2009, this loan was fully paid.

B. In order to obtain the funds necessary to consummate the March 2008 purchase of oil and gas properties from GFB Acquisition – I, L.P. and TransRepublic Resources, the Company obtained loans from J.O.E.L., a related party, in the aggregate principal amount of $48.9 million. These loans were initially repayable at the end of 4 months and bore interest at a rate of LIBOR plus 1.25% per annum. On May 25, 2008, the Company entered into an Amended and Restated Loan Agreement with J.O.E.L. (the “J.O.E.L. Loan Agreement”) that revised the terms of these loans and, among other things, extended the maturity date for an additional seven years. Under the J.O.E.L. Loan Agreement, interest accrues at a rate equal to the London Inter-bank Offered Rate (“LIBOR”) plus 6% per annum. However, as specified in the J.O.E. L. Loan Agreement, the interest payable to J.O.E.L. is subject to and limited in all cases to the maximum legal rate of interest that may be paid under the laws of the State of Texas. Principal and interest are due and payable in four equal annual installments, commencing on June 30, 2012. The loan can be prepaid in whole or in part without premium or penalty. The loan is unsecured except to the extent of any accounts of the Company held by J.O.E.L. which, during 2009 and 2010, were not material in amount. In 2008 and 2009, the Company paid J.O.E.L. $2,261,627 in interest. In 2010 the Company paid $7,557,575 in interest. Through September 30, 2011, the Company had paid $969,697 in interest. As of September 30, 2011, approximately $48.9 million remains outstanding. Haim Tsuff, Isramco’s Chief Executive Officer and Chairman, is a controlling shareholder of J.O.E.L. and Jackob Maimon, a former president and director of Isramco, is a director of J.O.E.L.

C. In July 2009 we entered into a loan transaction with I.O.C., a related party, pursuant to which the Company borrowed $6 million (the “I.O.C. Loan”). The purpose of the I.O.C. Loan was to provide funds to Isramco Resources, LLC, which in turn paid this amount to Bank of Nova Scotia, as administrative agent, and Capital One, N.A., as a syndication agent, under the Senior Credit Agreement between the parties. This payment reduced the outstanding balance below the borrowing base and avoided the requirement that imposition of additional interest under the Senior Credit Agreement. Amounts outstanding under the Loan with I.O.C. Dead Sea LP., an Israeli limited partnership (“I.O.C.”) bear interest at LIBOR plus 6.0%. The interest payable to I.O.C. limited in all cases, to the maximum legal rate of interest that may be paid under the laws of the State of Texas. The Loan matures in five years, with accrued interest payable annually on each anniversary date of the loan. The Loan may be prepaid at any time without penalty. This Loan is unsecured. I.O.C. is fully owned by Naphtha Petroleum. Naphtha Petroleum is the sole shareholder of Naphtha Holdings, Ltd., which is the record holder of approximately 48.39% of our outstanding Common Stock and which may be deemed to be controlled by Haim Tsuff, the Chairman of the Board of Directors and Chief Executive Officer of Isramco. As of September 30, 2011, approximately $6,000,000 in principal amount remains outstanding and the Company had paid no interest.

Isramco, Inc.

Proxy Statement

D. In March 2009 we entered into a loan transaction with I.O.C., a related party, pursuant to which the Company borrowed $11 million (the “Second I.O.C. Loan”). The purpose of the Second I.O.C. Loan was to provide funds to Isramco Resources, LLC, which in turn used the proceed to pay all amounts due under the Credit Facility and then existing hedges with Wells Fargo Bank National Association and other corporate purposes Amounts outstanding under the Loan with I.O.C. bear interest at LIBOR plus 6.0%. The interest payable to I.O.C. limited in all cases, to the maximum legal rate of interest that may be paid under the laws of the State of Texas. The Loan matures March 2012. The Loan may be prepaid at any time without penalty. This Loan is unsecured. I.O.C. is fully owned by Naphtha Petroleum. Naphtha Petroleum is the sole shareholder of Naphtha Holdings, Ltd., which is the record holder of approximately 48.39% of our outstanding Common Stock and which may be deemed to be controlled by Haim Tsuff, the Chairman of the Board of Directors and Chief Executive Officer of Isramco. No interest or principal was paid in 2010. In 2011 we made payments of approximately $4.5 million in principal and $552,000 in interest. As of September 30, 2011, approximately $6,456,000 in principal amount remains outstanding. The Second IOC Loan agreement was renegotiated in October 2011 extending the maturity date from March 2012 to September 2012 and reducing the interest rate from LIBOR plus 6.0% to LIBOR plus 5.5%. The final documentation evidencing that amendment is being finalized.

Reimbursements related to Litigation Involving Officers, Directors and Affiliates

We disclosed information in our Quarterly Report on Form10-Q for the three months ended September 30, 2010 and our Annual Report on Form 10-K for the year ended December 31, 2010, relating to three shareholder derivative petitions that were filed by individual stockholders of the Company in the District Court of Harris County, Texas. These petitions each named certain of our officers and directors as defendants. Each of these suits claims that the stockholders were damaged as a result of various breaches of fiduciary duty, self dealing and other wrongdoing in connection with the Goodrich Agreement, primarily on the part of the Company’s Chairman and Chief Executive Officer, Haim Tsuff, and other directors along with other matters. These cases had all been previously consolidated into a single case, called Lead Cause No. 2009-34535; In Re Isramco, Inc. Shareholder Derivative Litigation (the “Derivative Litigation”); In the 55th Judicial District Court of Harris County, Texas (the “Court”).

Although the defendants dispute the allegations of the plaintiffs and believe them to be without merit, subsequently the derivative plaintiffs, the Company and the other defendants reached a tentative settlement of this litigation (the “Settlement”). Among the substantive provisions of the Settlement are that the Company has agreed to revise the Goodrich Agreement to delete section 2(ii) effective January 1, 2011, adopt and/or maintain certain corporate governance reforms and pay plaintiffs’ counsel’s attorneys’ fees and expenses of $1 million.

The Settlement received preliminary approval by the Court pursuant to the terms of the Preliminary Order Approving Derivative Settlement and Providing for Notice dated August 22, 2011. The Settlement is subject to final approval of the Court which had been scheduled for October 24, 2011. The Court’s final approval is subject to various terms and conditions including the requirement that the notice of the Settlement be provided to stockholders by dissemination of Notice of Proposed Settlement of Derivative Action in the form approved by the Court (the “Notice”) and related Stipulation of Settlement (the “Stipulation”) by issuance of Current Report on Form 8-K (“8-K Notice Requirement”) filed with the SEC and publication of the Notice in the Investor’s Business Daily. We have filed this Report on a Form 8-K on August 30, 2011 which satisfied the 8-K Notice Requirement and the Notice and Stipulation are filed as Exhibits to this Form 8-K to satisfy the Court’s 8-K Notice Requirement.

On or about September 21, 2011, the Company’s former general counsel, Dennis Holifield resigned. Mr. Holifield had been hired in March, 2011. On or about October 12, 2011, Mr. Holifield submitted a “Summary Report” to the SEC (the “Summary Report”), in which made numerous factual allegations regarding Haim Tsuff, the Company’s Chief Executive Officer and Chairman; Edy Francis, the Company’s Chief Financial Officer; Amir Sanker, the Company’s Asset Manager; and other Company personnel. In the Summary Report, Mr. Holifield characterized the alleged conduct as illegal or criminal.

Mr. Holifield subsequently delivered a copy of the Summary Report to counsel for Plaintiffs in the Derivative Action and to counsel for Yuval Lapiner, the sole objector to the Settlement in the Derivative Action. Mr. Lapiner had previously filed an identical derivative action in Delaware Chancery Court, which action was dismissed in favor of the previously filed Texas action. On or around October 20, 2011, Mr. Lapiner filed a Supplemental Objection to the Proposed Settlement relying, in part, on allegations in Mr. Holifield’s Summary Report. As a result of Mr. Holifield’s allegations, Court rescheduled the final settlement hearing to December 12, 2011.

On October 31, 2011 the Company received a written demand from, Mr. Holifield’s attorney on the Company for $900,000.

Isramco, Inc.

Proxy Statement

Messrs. Tsuff, Francis, and Sanker have reviewed all of Mr. Holifield’s allegations and have advised the Company that they have not engaged in any criminal conduct or other illegal activity. As of November 3, 2011, the Company’s Board of Directors has constituted a committee of independent directors consisting of Max Pridgeon and Asaf Yarkoni which has been directed to investigate all of the Holifield allegations and report back to the full board and make any recommendations, if any, for corrective action.

The Company does not have directors’ and officers’ liability insurance applicable for the time period in which the above claims allegedly arose and the Company has indemnified its officers and directors costs and expenses of each of the above described items of litigation. These include payments for the costs of their counsel of $11,713.74 and $         to Haim Tsuff (or his counsel) for the periods ending December 31, 2009 and 2010 and October 31, 2011, respectively, and payments of $91,165.56 $         and $        , respectively, to Jackob Maimon, Max Pridgeon and Michelle R. Cinnamon-Flores, a former director (or their counsel).

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information as of December 31, 2010 with respect to the Company’s equity compensation plan that has been approved by its Stockholders.

Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights	Number of Securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plan approved by security holders	—	—	20,050
Equity compensation plans not approved by security holders	—	—	—
Total	—	—	20,050

The Company has one plan, the 1993 Stock Option Plan that was approved by stockholders. There are no other equity compensation plans outstanding other than the 2011 Stock Incentive Plan which has been approved by the Board of Directors and being submitted to the Shareholders for approval at the Meeting.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s executive officers, directors and persons who beneficially own more than 10% of a registered class of the Company’s equity securities (collectively, the “Reporting Persons”) to file certain reports regarding ownership of, and transactions in, the Company’s securities with the SEC. These officers, directors and Stockholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) reports that they file with the SEC.

Based solely on review of the copies of such forms received by the Company with respect to 2010, the Company believes that all of the filing obligations of officers, directors and 10% Stockholders under Section 16 (a) during 2010 have been fulfilled.

Isramco, Inc.

Proxy Statement

PROPOSAL 1

ELECTION OF DIRECTORS

The Board of Directors of the Company currently consists of five (5) members. In connection with the Annual Meeting the Board will be expanded by up to two additional directors. The persons named below have been nominated by the Board of Directors for election to hold office until the next annual meeting and until their successors are elected and have been qualified.

It is the intention of the persons named in the accompanying proxy to vote FOR the election of the persons named below as directors of the Company, unless authority to do so is withheld. Proxies cannot be voted for a greater number of persons than the nominees named. If events not now known or anticipated make any of the nominees unwilling or unable to serve, the proxies will be voted (in the discretion of the holders of such proxies) for other nominees not named herein in lieu of those unwilling or unable to serve. The Board of Directors is not aware of any circumstances likely to cause any nominee to become unavailable for election.

NAME	AGE	POSITION
Haim Tsuff	54	Chairman of the Board, Chief Executive Officer and Director

Joseph From	58	Director

Marc E. Kalton	62	Director

Max Pridgeon	43	Director

Asaf Yarkoni	36	Director

Frans Sluiter	[ ]	Director Nominee

Itai Ram	[ ]	Director Nominee

The following describes at least the last five years of business experience of the directors standing for re-election. The descriptions include any other directorships at public companies held during the past five years by these directors. No family relationship exists between any director and executive officer of the Company.

Haim Tsuff has been a director of the Company since January 1996 and the Chairman of the Board of Directors and Chief Executive Officer since May 1996. Mr. Tsuff is the sole director and owner of United Kingsway Ltd. and Chairman of YHK General Manager Ltd. (which entity effectively controls Equital, J.O.E.L., Naphtha Petroleum and Naphtha Holdings) and may be deemed to control the Company. Mr. Tsuff brings to our Board significant experience in international business, including the energy industry, and finance.

Max Pridgeon has been a director of the Company since April 2001. Since December 2002, Mr. Pridgeon has served as a director and executive officer of Griffin Decorations, an import and wholesale business which he founded. Concurrently, since 2007 he co-owns and operates a chain of retail sales points across the Netherlands. From March 1995 through December 2002, he served as director of MAXIM Wholesale and Marketing Co., a company which he founded. Concurrently, from February 1999, Mr. Pridgeon has also served as a manager of sales for Europe and the Middle East for Blenfin XI, Netherlands, a company that engages in the distribution of wooden picture frames. From April 1996 through January 1999, Mr. Pridgeon served as a property acquisitions consultant to M.A. Realistic Estate, Netherlands, a company engaged in the ownership and management of hotels in the Netherlands. From September 1989 through March 1995, Mr. Pridgeon served as account manager and then as export manager at VERNO Holland, a company engaged in the marketing and distribution of oil paintings. Mr. Pridgeon’s experience in managing and overseeing a diversified business practice equip him with the skill set needed by our Board.

Marc E. Kalton was appointed to the Company’s Board of Directors on April 22, 2009. A former Arthur D. Little executive, Mr. Kalton established the management consultancy Edica LLC in October 2001, which in February 2007 merged with Garnett Consulting Ltd. to form Edica-Garnett Partners LLC. Edica-Garnett Partners (US) is an international consulting firm

Isramco, Inc.

Proxy Statement

focusing on globalization strategies, including M&A and venture structuring, innovation and operational restructuring. Mr. Kalton’s background and business experience furnish to our Board access to a greater understanding of financial and investor relations

Joseph From was appointed to the Company’s Board of Directors on June 29, 2010. Mr. From is employed as a drilling manager at Star Energy, a UK based energy company with a primary focus on gas storage development and the UK’s second largest onshore oil producer, a position that he has held since June 2007. Prior to joining Star Energy, from August 1998 to April 2007, Mr. From served as General Manger at Equital, an affiliate of the Company, where he was in charge of oil and gas activities and operations, including drilling and production and economic evaluation of oil and gas projects. From 1997 through 1998, he served as Chief Engineer (Oil and Gas division) at the Company where he oversaw drilling on onshore wells in Israel. Mr. From’s petroleum industry background and experience provides the Board with the experience and breadth needed to consider the options that are available in determining drilling/exploration issues.

Asaf Yarkoni was appointed to the Company’s Board of Directors on December 28, 2010. Mr. Yarkoni is a certified public accountant with over four years of experience with a “Big Four” accounting firm. He is currently employed as the Chief Financial Officer of Storwize, a start-up company involved in the provision of data compression services. Mr. Yarkoni has experience in public accounting and is familiar with the reporting requirements applicable to public companies, both in Israel and in the United States. Mr. Yarkoni brings significant financial and accounting knowledge and expertise to the Corporation and qualifies to serve as an “audit committee financial expert” under the rules of the SEC. Mr. Yarkoni’s experience as a certified public accountant was instrumental in his appointment to stand for election to the Board and is expected to provide our board with a critical accounting perspective.

Frans Sluiter is a nominee for the Company’s Board of Directors. Mr. Sluiter is employed as a Senior Manager at Accenture, a position he has held since December 2006. Prior to joining Accenture, Mr. Sluiter was a Partner and Project Manager at Singularity, LLC, responsible for overseeing SAP process integration. From 2003 to 2006, he served at Intelligroup, from 2004 onwards as Senior Vice President responsible for business development and project delivery for onsite and offshore SAP services. Throughout his career, Mr. Sluiter has acquired extensive experience working with clients in a variety of industries, including Oil and Gas. His broad corporate experience and connections in the industry add to the value he is expected to bring to the board. Mr. Sluiter is a Texas resident.

Itai Ram is a nominee for the Company’s Board of Directors. Mr. Ram is the Director of Mobile Products at Paperless Post Inc., a consumer Internet startup that provides delivery services of social paperless stationaries, a position he has held since May 2011. Prior to joining Paperless Post Inc., Mr. Ram was employed by Apple, Inc., in the positions of Software Engineering Program Manager, iPhone/iPad OS from              2010 to              2011, Program Manager, iPad from              2009 to              2010, and Program Manager, iMac from              2009 to              2010. Prior to joining Paperless Post, Inc, Mr. Ram was employed by Intel Corporation’s Mobile Wireless Group, in the positions of Mobile Systems Engineer from              2006 to              2007, Wi-Fi Algorithms and Design Engineer from              2005 to              2006, and Wi-Fi Logic Design Engineer from              2003 to              2005. Mr. Ram is also a co-founder of Delengo LLC, an early stage e-commerce consumer Internet startup built on top of web and mobile geo-social networks, started in              2009.

INFORMATION RELATING TO EXECUTIVE OFFICERS WHO

The following individuals are not directors or director nominees, but served as executive officers of the Company or its subsidiaries during 2010.

NAME	AGE	POSITION
Edy Francis	34	Chief Financial Officer

Yossi Levy	[ ]	President of the United States Based Subsidiaries

Jim Hutchinson	[ ]	Vice President and Counsel

Isramco, Inc.

Proxy Statement

Edy Francis was appointed Chief Financial Officer on August 2, 2007. From December 2003 through August 2007, Mr. Francis was affiliated with the Tel Aviv based office of Brightman Almagor & Co., Certified Public Accountants and a member firm of Deloitte Touche Tohmatsu where his areas of practice included auditing publicly traded companies, auditing internal controls and preparing tax assessments. Yossi Levy is the President of Jay Management, LLC, Jay Petroleum LLC, Isramco Resources LLC, Isramco Energy LLC, and Field Trucking and Services, LLC, all of which are Texas limited liability companies and wholly-owned subsidiaries of the Company. He was the Branch Manager of the Company’s Branch Office in Israel from August 1996 to December 31, 2007, when we sold our Israeli Branch. Since 1988 Mr. Levy has held the position of General Manager of Naphtha Petroleum. Since January 1, 2002, since May 30, 2007, he is also the General Manager of J.O.E.L.

All officers serve until the next annual meeting of directors and until their successors are elected and qualified. There are no family relationships between any of the above director nominees, and there is no arrangement or understanding between any of the above director nominees and any other person pursuant to which he was selected as a director nominee.

INFORMATION ABOUT THE BOARD OF DIRECTORS

INDEPENDENCE AND MEETINGS

During the fiscal year ended December 31, 2010, the Board met and acted by unanimous written consent on three occasions. During the fiscal year ended December 31, 2010, each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he served, held during the period for which he was a director or committee member, respectively.

The Board does not have a formal policy with respect to Board members attendance at annual stockholder meetings, though it encourages directors to attend such meetings. None of the directors attended the 2010 annual meeting of shareholders.

The Board of Directors reviewed the independence of each of the Company’s directors on the basis of the standards adopted by NASDAQ During this review, the Board considered transactions and relationships between the Company, on the one hand, and each director, members of his or her immediate family, and other entities with which he or she is affiliated, on the other hand. The purpose of this review was to determine which of such transactions or relationships were inconsistent with a determination that the director is independent under the NASDAQ rules. As a result of this review, the Board of Directors affirmatively determined that each of the Company’s directors other than Haim Tsuff and Josef From are, and the new director nominees will be “independent directors” within the meaning of the NASDAQ rules.

BOARD LEADERSHIP STRUCTURE

Mr. Tsuff has served as Chief Executive Officer and Chairman since 1996. The Board of Directors believes that its current leadership structure, in which the positions of Chairman and Chief Executive Officer are held by Mr. Tsuff, is appropriate at this time and provides the most efficient and effective leadership for Isramco. Combining the chairman and chief executive officer roles fosters clear accountability, effective decision-making and alignment on corporate strategy. We believe that any risks inherent in that structure are balanced by the oversight of our Board of Directors, a majority of who are independent. Given Mr. Tsuff’s past performance in the roles of Chairman of the Board and Chief Executive Officer, at this time the Board believes that combining the positions continues to be the appropriate leadership structure for our Company and does not impair our ability to continue to practice good corporate governance. The Board does not have a lead independent director. The Board of Directors believes that Mr. Tsuff’s significant holdings in the Company is sufficient motivation to minimize excessive risk taking and aligns his interest in the best interest of the stockholders.

Our Board recognizes that no single leadership model is right for all companies and at all times and that, depending on the circumstances, other leadership models, such as a separate independent chairperson of the board, might be appropriate.

BOARD COMMITTEES

The Board of Directors has established three standing committees: the audit committee (the “Audit Committee”); the compensation committee (the “Compensation Committee”); the governance committee (the “Governance Committee”) and the nominating committee (the “Nominating Committee”).

Isramco, Inc.

Proxy Statement

AUDIT COMMITTEE

The members of the Audit Committee are Max Pridgeon, Asaf Yarkoni, and Marc E. Kalton. The Board of Directors has determined that Mr. Pridgeon, Mr. Kalton and Mr. Yarkoni met the independence criteria set out in Rule 5605(a)(2) of the Marketplace Rules of the National Association of Securities Dealers (“NASD”). The Board determined that Mr. Yarkoni, the committee financial expert” as defined by the rules of would qualify as an independent director and an audit committee financial expert if elected. The Audit Committee met four times in 2010.

The Board has adopted a charter governing the duties and responsibilities of the Audit Committee. The principal function of the Audit Committee is to assist the Board in its oversight responsibilities relating to the financial accounting, reporting and controls. The Audit Committee monitors and evaluates periodic reviews of the adequacy of the accounting and financial reporting processes and systems of internal control that are conducted by senior management and the independent auditors, is directly responsible for the appointment, compensation and oversight of the work of the Company’s independent auditors, reviews and evaluates the qualifications, independence and performance of the independent auditors, monitors the Company’s compliance with legal and regulatory requirements, monitors the performance of internal audit function and facilitates communication among independent auditors, senior management and the Board.

THE NOMINATING COMMITTEE

The current members of the Nominating Committee are Max Pridgeon, Haim Tsuff and Marc Kalton. The Nominating Committee met twice in 2010. The Board has adopted a charter governing the duties and responsibilities of the Nominating Committee.

The Nominating Committee considers many factors when evaluating candidates for the nomination to the Board of Directors, with the goal of fostering a Board of Directors comprised of directors with a variety of experience and backgrounds. Important factors considered as part of the Nominating Committee’s evaluation include (without limitation) diversity, skill, specialized expertise, experience, business acumen, understanding of strategy and policy-setting. Depending upon the Company’s then-current needs, certain factors may be weighed more or less heavily. In considering candidates for the Board of Directors, the Nominating Committee will consider the entirety of each candidate’s credentials and does not have any specific minimum qualifications that must be met. However, the Nominating Committee does believe that all members of the Board of Directors should have the highest character and integrity and sufficient time to devote to Company matters. The new candidates for the Board of Directors were chosen from a group of candidates recommended by existing members of the Board of Directors.

In addition to considering candidates proposed by officers or other directors of the Company as candidates for nomination as a director, the Nominating Committee considers persons recommended by Stockholders. In evaluating candidates proposed by Stockholders the Nominating Committee uses the same selection criteria as it uses to evaluate other potential nominees. Recommendations should be submitted to the Secretary of the Company. Each recommendation should include a personal biography of the suggested candidate, an indication of the background or experience that qualifies such person for consideration, and a statement that such person has agreed to serve if nominated and elected. Stockholders who wish to nominate a person for election to the Board of Directors themselves, rather than recommending a candidate to the Nominating Committee for potential nomination by the Board of Directors, must comply with applicable law.

While the Nominating Committee does not have a formal policy with respect to diversity, the Board and the Committee believe that it is essential that Board members represent diverse business backgrounds and experience. A background in or experience with the oil & gas industry is desirable, but not a precondition to nomination. In considering candidates for the Board, the Nominating Committee considers the entirety of each candidate’s credentials in the context of these standards. We believe that the backgrounds and qualifications of our directors, considered as a group, should and do provide a composite mix of experience, knowledge and abilities that will allow the Board of Directors to fulfill its responsibilities.

COMPENSATION COMMITTEE

The Compensation Committee is responsible for reviewing the compensation arrangements in effect for the Company’s executive officers. The Compensation Committee currently consists of Max Pridgeon and Marc Kalton. The Compensation Committee met twice in 2010 and several times in 2011.

Isramco, Inc.

Proxy Statement

The Compensation Committee sets compensation policy and administers the Company’s compensation programs for the purpose of attracting and retaining skilled executives who will promote the Company’s business goals and build stockholder value. The Committee is also responsible for reviewing and making recommendations to the Board regarding all forms of compensation to be provided to the Company’s named executive officers, including stock compensation and bonuses. The Compensation Committee does not yet have a written charter.

The Compensation Committee reviews and recommends to the Board for approval compensation arrangements for our executive officers, key employees and non-employee directors. The Compensation Committee recommends all incentive compensation awards, which are then subject to board review and approval. The Chief Executive Officer recommends to the Compensation Committee the goals, objectives and compensation for all executive officers and key employees, except himself, and responds to requests for information from the Compensation Committee. Our Chief Executive Officer has no role in approving his own compensation. The Compensation Committee periodically reviews and recommends the compensation of non-executive directors. The Compensation Committee does not delegate its authority and has the sole responsibility of retaining outside counsel or other consultants for the purpose of executing its mandate.

GOVERNANCE COMMITTEE

The Governance Committee is responsible for reviewing the governance policies and procedures of the Board of the Directors and the Company. The Governance Committee did not meet in 2010 as it was recently created by the Board. The Governance Committee consists of Max Pridgeon, Haim Tsuff and Marc Kalton serves as chairman to the committee

CODE OF BUSINESS ETHICS AND CONDUCT

The Company has adopted a Code of Business Ethics and Conduct (the “Code of Conduct”) that applies to all of its employees. A copy of the Code of Conduct was filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2005. If the Company makes any substantive amendment to the Code of Conduct or grants any waiver from a provision of the Code of Conduct to any executive officer or director, the Company will promptly disclose the nature of the amendment or waiver.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Although the Company does not have formal procedures for Stockholder communication with the Board of Directors, Stockholders of the Company are encouraged to communicate directly with the members of the Board. Persons interested in communicating their concerns or issues to the independent directors may address correspondence to a particular director, or to the independent directors generally in care of the Chief Executive Officer and Chairman of the Board, Mr. Haim Tsuff. If no particular director is named, letters will be forwarded, depending on the subject matter, to the Chairman of the Audit Committee. Company personnel will not screen or edit such communications and will forward them directly to the intended member of the Board.

BOARD’S ROLE IN RISK OVERSIGHT

Management is responsible for the day-to-day management of risks the Company faces, while the Board of Directors, as a whole and through its committees, has the ultimate responsibility for the oversight of risk management. Senior officers attend meetings of the Board of Directors, provide presentations on operations, and are available to address any questions or concerns raised by the Board of Directors, its committees, or any individual director. Additionally, our Board committees are charged with assisting the Board of Directors in fulfilling its oversight responsibilities in certain areas of risk. The Audit Committee coordinates the Board of Directors’ oversight of the Company’s internal control over financial reporting, disclosure controls and procedures and code of conduct. Management regularly reports to the Audit Committee on these areas.

REPORT OF THE AUDIT COMMITTEE

The following report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other of the Company’s filings under the Securities Act of 1933 or under the Exchange Act, except to the extent the Company specifically incorporate this report by reference.

Isramco, Inc.

Proxy Statement

The following is the report of the Audit Committee with respect to the Company’s audited financial statements for the fiscal year ended December 31, 2010. These financial statements include the consolidated balance sheets of the Company as of December 31, 2009 and 2008, and the related consolidated statements of operations, Stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2010 and the notes thereto.

REVIEW WITH MANAGEMENT. The Audit Committee has reviewed and discussed the Company’s audited financial statements with management.

REVIEW AND DISCUSSIONS WITH INDEPENDENT ACCOUNTANTS. The Audit Committee has discussed with M&B, the Company’s independent accountants, the matters required to be discussed by SAS 61 (Codification of Statements on Accounting Standards) that includes, among other items, matters related to the conduct of the audit of the Company’s financial statements. The Audit Committee has also received disclosures and the letter from M&B required by Independence Standards Board Standard No. 1 (that relates to the accountant’s independence from the Company and its related entities) and has discussed with the auditors its independence from the Company.

CONCLUSION. Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

Dated: December     , 2011

AUDIT COMMITTEE

MAX PRIDGEON

MARC E. KALTON

BOARD RECOMMENDATION

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF ALL OF THE NOMINEES TO THE BOARD OF DIRECTORS.

Isramco, Inc.

Proxy Statement

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, the company is providing Stockholders with the opportunity to cast an advisory (non-binding) vote on the compensation programs of our named executive officers (sometimes referred to as “say on pay”). Accordingly, you may vote on the following resolution at the meeting:

“RESOLVED, that the compensation paid to the company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion in the proxy statement relating to the company’s 2011 annual meeting, is hereby approved.”

This vote is non-binding. The Board of Directors and the Compensation Committee, which is comprised of independent directors, expect to take into account the outcome of the vote when considering future executive compensation decisions to the extent they can determine the cause or causes of any significant negative voting results.

The primary objectives of our market based compensation program for the Named Executive Officers are to attract and retain qualified and experienced executive talent, provide appropriate incentives for the Company’s Named Executive Officers’ to apply their efforts in such a way that supports our financial performance objectives and business strategy, and to align their incentives with enhancement of shareholder value. In particular, our compensation program for Named Executive Officers is designed to reward superior job performance and individual initiative to help increase the Company’s oil and gas reserves, production rates, earnings per share and to manage operating costs.

Stockholders are encouraged to read the section of this proxy statement titled “Compensation Discussion and Analysis,” the accompanying compensation tables, and the related narrative disclosure.

BOARD RECOMMENDATION

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS.

Isramco, Inc.

Proxy Statement

PROPOSAL 3

ADVISORY VOTE ON THE FREQUENCY OF HOLDING FUTURE ADVISORY VOTES ON

EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, the company is providing Stockholders with the opportunity to cast an advisory vote on whether future advisory votes on executive compensation should be held every one, two or three years.

The Board of Directors believes that a frequency of every “3 years” for future advisory votes on executive compensation is the optimal interval for conducting and responding to a “say on pay” vote. Setting a three-year period for holding this stockholder vote will enhance stockholder communication by providing a clear, simple means for us to obtain information on investor sentiment about our executive compensation philosophy. An advisory vote every three years will be the most effective timeframe for us to respond to stockholder feedback and provide us with sufficient time to engage with shareholders to understand and respond to the vote results.

You may cast your vote on your preferred voting frequency by choosing the option of one year, two years, three years or abstain from voting when you vote in response to the resolution set forth below.

“RESOLVED, that the option of once every one year, two years, or three years that receives the highest number of votes cast for this resolution will be determined to be the preferred frequency with which the Company is to hold a shareholder vote to approve the compensation of the Named Executive Officers, as disclosed pursuant to the SEC’s compensation disclosure rules (which disclosure shall include the Compensation Discussion and Analysis, the Summary Compensation Table, and the other related tables and disclosure).”

Although this advisory vote on the frequency of the “say on pay” vote is non-binding, the Board of Directors and the Compensation Committee will take into account the outcome of the vote when considering the frequency of future advisory votes on executive compensation.

BOARD RECOMMENDATION

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR A FREQUENCY OF “THREE YEARS” FOR FUTURE NON-BINDING SHAREHOLDER VOTES ON COMPENSATION OF THE NAMED EXECUTIVE OFFICERS.

Isramco, Inc.

Proxy Statement

PROPOSAL 4

APPROVAL OF 2011 STOCK INCENTIVE PLAN

2011 Stock Incentive Plan

The Board of Directors has adopted and recommended that the Shareholder adopt our 2011 Stock Incentive Plan (the “2011 Plan”). The 2011 Plan provides for grants of stock options, restricted stock and other stock-based awards. Independent directors, officers and other employees of us and our affiliates, as well as others performing consulting or advisory services for us or our affiliates, are eligible for grants under the 2011 Plan. The purpose of the 2011 Plan is to provide incentives that will attract, retain and motivate high performing officers, directors, employees and consultants by providing them with appropriate incentives and rewards either through a proprietary interest in our long-term success or compensation based on their performance in fulfilling their personal responsibilities. The following is a summary of the material terms of the 2011 Plan, but does not include all of the provisions of the 2011 Plan. For further information about the 2011 Plan, we refer you to the complete copy of the 2011 Plan, which was filed.

Administration

The 2011 Plan will be administered by the Board of Directors, which may delegate such administration to the Compensation Committee of our board of directors (the “Board in such capacity or the Compensation Committee are hereafter referred to as the “Compensation Committee”). Among the Compensation Committee’s powers are to determine the form, amount and other terms and conditions of awards, clarify, construe or resolve any ambiguity in any provision of the 2011 Plan or any award agreement, amend the terms of outstanding awards and adopt such rules, forms, instruments and guidelines for administering the 2011 Plan as it deems necessary or proper. All actions, interpretations and determinations with respect to the 2011 Plan taken in good faith by the Compensation Committee or by our board of directors will be final and binding.

The Compensation Committee has full authority to administer and interpret the 2011 Plan, to grant discretionary awards under the 2011 Plan, to determine the persons to whom awards will be granted, to determine the types of awards to be granted, to determine the terms and conditions of each award, to determine the number of shares of common stock to be covered by each award and to make all other determinations in connection with the 2011 Plan and the awards thereunder as the Compensation Committee, in its sole discretion, deems necessary or desirable.

Available Shares

The aggregate number of shares of common stock which may be issued or used for reference purposes under the 2011 Plan or with respect to which awards may be granted is 200,000 shares. The shares may be either authorized and unissued shares of our common stock or shares of common stock held in or acquired for our treasury. In general, if awards under the 2011 Plan are for any reason cancelled, or expire or terminate unexercised, the shares covered by such awards will again be available for the grant of awards under the 2011 Plan

Eligibility for Participation.

Independent members of our board of directors, as well as employees of, and consultants to, us or any of our subsidiaries and affiliates, are eligible to receive awards under the 2011 Plan. The selection of participants is within the sole discretion of the Compensation Committee.

Award Agreement

Awards granted under the 2011 Plan are evidenced by award agreements, which need not be identical, that provide additional terms, conditions, restrictions and/or limitations covering the grant of the award, including, without limitation, additional terms providing for the acceleration of exercisability or vesting of awards in the event of a change in control or conditions regarding the participant’s employment, as determined by the Compensation Committee, in its sole discretion.

Stock Options

The Compensation Committee may grant nonqualified stock options to purchase shares of our common stock to any eligible participant and incentive stock options to purchase shares of our common stock only to eligible employees. The Compensation Committee determines the number of shares of our common stock subject to each option, the term of each option, which may not

Isramco, Inc.

Proxy Statement

exceed ten years, or five years in the case of an incentive stock option granted to a 10.0% shareholder, the exercise price, the vesting schedule, if any, and the other material terms of each option. No incentive stock option or nonqualified stock option may have an exercise price less than the fair market value of a share of our common stock at the time of grant or, in the case of an incentive stock option granted to a 10.0% shareholder, 110.0% of such share’s fair market value. Options are exercisable at such time or times and subject to such terms and conditions as determined by the Compensation Committee at grant and the exercisability of such options may be accelerated by the Compensation Committee, in its sole discretion.

Restricted Stock

The Compensation Committee may award shares of restricted stock. Except as otherwise provided by the Compensation Committee upon the award of restricted stock, the recipient generally has the rights of a stockholder with respect to the shares, including the right to receive dividends, the right to vote the shares of restricted stock and, conditioned upon full vesting of shares of restricted stock, the right to tender such shares, subject to the conditions and restrictions generally applicable to restricted stock or specifically set forth in the recipient’s restricted stock agreement. Except as otherwise provided in the applicable award agreement, and with respect to an award of restricted stock, a participant has no rights as a shareholder with respect to shares of our common stock covered by any award until the participant becomes the record holder of such shares. The Compensation Committee may determine at the time of award that the payment of dividends, if any, is deferred until the expiration of the applicable restriction period.

Recipients of restricted stock are required to enter into a restricted stock agreement with us that states the restrictions to which the shares are subject, which may include satisfaction of pre-established performance goals and the criteria or date or dates on which such restrictions will lapse.

If the grant of restricted stock or the lapse of the relevant restrictions is based on the attainment of performance goals, the Compensation Committee will establish for each recipient the applicable performance goals, formulae or standards and the applicable vesting percentages with reference to the attainment of such goals or satisfaction of such formulae or standards while the outcome of the performance goals is substantially uncertain. Such performance goals may incorporate provisions for disregarding, or adjusting for, changes in accounting methods, corporate transactions, including, without limitation, dispositions and acquisitions, and other similar events or circumstances. Section 162(m) of the Internal Revenue Code of 1986 requires that performance awards be based upon objective performance measures. The performance goals for performance-based restricted stock will be based on one or more of the objective criteria set forth in the 2011 Plan and are discussed in general below.

Other Stock-Based Awards

The Compensation Committee may, subject to limitations under applicable law, make a grant of such other stock-based awards, including, without limitation, performance units, dividend equivalent units, stock equivalent units, restricted stock units and deferred stock units under the 2011 Plan that are payable in cash or denominated or payable in or valued by shares of our common stock or factors that influence the value of such shares. The Compensation Committee determines the terms and conditions of any such other awards, which may include the achievement of certain minimum performance goals for purposes of compliance with Section 162(m) of the Code and/or a minimum vesting period. The performance goals for performance-based other stock-based awards will be based the 2011 Plan and discussed in general below.

Performance Goals

The Compensation Committee may grant awards of restricted stock and other stock-based awards that are intended to qualify as performance-based compensation for purposes of Section 162(m) of the Code. These awards may be granted, vest and be paid based on attainment of specified performance goals established by the Compensation Committee. These performance goals are based on the attainment of a certain target level of, or a specified increase or decrease in, one or more of the following measures selected by the Compensation Committee: (1) earnings per share; (2) operating income; (3) gross income; (4) net income (before or after taxes); (5) cash flow; (6) gross profit; (7) gross profit return on investment; (8) gross margin return on investment; (9) gross margin; (10) operating margin; (11) working capital; (12) earnings before interest and taxes; (13) earnings before interest, tax, depreciation and amortization; (14) return on equity; (15) return on assets; (16) return on capital; (17) return on invested capital; (18) net revenues; (19) gross revenues; (20) revenue growth; (21) annual recurring revenues; (22) recurring revenues; (23) license revenues; (24) sales or market share; (25) total shareholder return; (26) economic value added; (27) specified objectives with regard to limiting the level of increase in all or a portion of our bank debt or other long-term or short-term public or private debt or other similar financial obligations, which may be calculated net of cash balances and/or other offsets and adjustments as

Isramco, Inc.

Proxy Statement

may be established by the Compensation Committee in its sole discretion; (28) the fair market value of a share of our common stock; (29) the growth in the value of an investment in the common stock assuming the reinvestment of dividends; or (30) reduction in operating expenses.

To the extent permitted by law, the Compensation Committee may also exclude the impact of an event or occurrence which it determines should be appropriately excluded, including: (1) restructurings, discontinued operations, extraordinary items or events and other unusual or non-recurring charges; (2) an event either not directly related to our operations or not within the reasonable control of management; or (3) a change in tax law or accounting standards required by generally accepted accounting principles.

Performance goals may also be based on an individual participant’s performance goals, as determined by the Compensation Committee, in its sole discretion.

In addition, all performance goals may be based upon the attainment of specified levels of our performance, or the performance of a subsidiary, division or other operational unit, under one or more of the measures described above relative to the performance of other corporations. The Compensation Committee may designate additional business criteria on which the performance goals may be based or adjust, modify or amend those criteria.

Change in Control

In connection with a change in control, as defined in the 2011 Plan, the Compensation Committee may, in its sole discretion, accelerate vesting of or lapse of restrictions on outstanding awards under the 2011 Plan. In addition, such awards may be, in the discretion of the Compensation Committee, (1) assumed and continued or substituted in accordance with applicable law or (2) purchased by us or an affiliate for an amount equal to the excess of the price of a share of our common stock paid in a change in control over the exercise price of the award(s).

Amendment and Termination

Notwithstanding any other provision of the 2011 Plan, our board of directors may at any time amend any or all of the provisions of the 2011 Plan, or suspend or terminate it entirely, retroactively or otherwise; provided, however, that, unless otherwise required by law or specifically provided in the 2011 Plan, the rights of a participant with respect to awards granted prior to such amendment, suspension or termination may not be adversely affected without the consent of such participant.

Transferability

Awards granted under the 2011 Plan are generally nontransferable (other than by will or the laws of descent and distribution), except that the Compensation Committee may provide for the transferability of nonqualified stock options at the time of grant or thereafter to certain family members.

Effective Date

The 2011 Plan was adopted by the Board of directors on November 21, 2011. Pursuant to such vote the Board has recommended that Plan be submitted to a shareholder vote and has recommended that the Shareholders adopt the plan.

BOARD RECOMMENDATION

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE 2011 STOCK INCENTIVE PLAN.

Isramco, Inc.

Proxy Statement

PROPOSAL 5

RATIFICATION OF APPOINTMENT OF MALONE & BAILEY, PC

AS THE COMPANY’S INDEPENDENT PUBLIC ACCOUNTING FIRM

FOR THE YEAR ENDING DECEMBER 31, 2011

The Audit Committee has selected Malone & Bailey, PC (“M&B”) as the Company’s independent public accounting firm for the year ending December 31, 2011. The Board has directed that such appointment be submitted for ratification by the Stockholders at the Annual Meeting.

It is anticipated that a member of M&B will be present at the Annual Meeting and will be available to respond to appropriate questions. Such member of M&B will also have an opportunity to make a statement at the meeting if he or she so desires, although it is not expected that any statement will be made.

If the Shareholders do not ratify the selection of M&B as the Company’s independent public accounting firm for the year ending December 31, 2011, the Audit Committee will reconsider the appointment. However, even if the Shareholders do ratify the selection, the Audit Committee may still appoint a new independent public accounting firm at any time during the year if it believes that such a change would be in the best interests of Company and its Shareholders.

AUDIT FEES

The following table presents fees for professional audit services rendered by M&B for the audit of the Company’s annual financial statements for fiscal years 2010 and 2009 and fees billed for other services rendered during 2010 and 2009.

	Fiscal 2010		Fiscal 2009
Type of Service/Fee
Audit Fees (1)		$341,000		$315,000
Audit Related Fees (2)	$			22,000
Tax Fees (3)		$—	$
All Other Fees (4)		—		—

(1)

Audit Fees consist of fees for professional services rendered for the audit of the Company’s consolidated financial statements included in its Annual Report on Form 10-K and the review of the interim financial statements included in its Quarterly Reports on Form 10-Q, and for the services that are normally provided in connection with regulatory filings or engagements.

Isramco, Inc.

Proxy Statement

(2)

Includes fees associated with assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements. This category includes fees related to consultation regarding generally accepted accounting principles.

(3)	Tax Fees consist of fees for tax compliance, tax advice and tax planning.
(4)	All Other Fees consist of fees for products and services not included in the above categories.

The Audit Committee reviewed the non-audit services rendered for fiscal 2010 and fiscal 2009 as set forth in the above table and concluded that such services were compatible with maintaining the public accounting firm’s independence. The Audit Committee’s policy is to pre-approve all audit services and all non-audit services that Company’s independent public accounting firm is permitted to perform for Company under applicable federal securities regulations. As permitted by the applicable regulations, the Audit Committee’s policy utilizes a combination of specific pre-approval on a case-by-case basis of individual engagements of the independent public accounting firm and general pre-approval of certain categories of engagements up to predetermined dollar thresholds that are reviewed annually by the Audit Committee. Specific pre-approval is mandatory for the annual financial statement audit engagement, among others. None of the fees paid to the independent public accounting firm under the categories Audit-Related Fees, Tax and All Other Fees described above were approved by the Audit Committee after services were rendered pursuant to the de minimis exception established by the SEC.

BOARD RECOMMENDATION

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS RATIFY THE APPOINTMENT OF MALONE & BAILEY, PC AS THE COMPANY’S INDEPENDENT PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2011.

Isramco, Inc.

Proxy Statement

OTHER MATTERS

Management does not intend to present to the meeting any matters other than matters referred to herein, and as of this date Management does not know of any matter that will be presented by other persons named in the attached proxy to vote thereon in accordance with their best judgment on such matters.

SHAREHOLDER PROPOSALS

Under the rules of the SEC, proposals of Shareholders intended to be presented at the 2012 annual meeting of Shareholders must be made in accordance with the by-laws of the Company and received by the Company at its principal executive offices for inclusion in the Company’s proxy statement for that meeting no later than April 30, 2012. The Board of Directors will review any Shareholder proposals that are filed as required and will determine whether such proposals meet applicable criteria for inclusion in its 2012 proxy statement.

SOLICITATION OF PROXIES

The Company will pay the cost of the solicitation of proxies. Solicitation of proxies may be made in person or by mail, telephone, or telecopy by directors, officers, and employees of the Company. The Company may also engage the services of others to solicit proxies in person or by telephone or telecopy. In addition, the Company may also request banking institutions, brokerage firms, custodians, nominees, and fiduciaries to forward solicitation material to the beneficial owners of Common Stock held of record by such persons, and the Company will reimburse such persons for the costs related to such services.

It is important that your shares be represented at the Annual Meeting. If you are unable to be present in person, you are respectfully requested to sign the enclosed proxy and return it in the enclosed stamped and addressed envelope as promptly as possible.

BY ORDER OF THE BOARD OF DIRECTORS

Haim Tsuff

Chairman of the Board

Chief Executive Officer

Date: December     , 2011

Isramco, Inc.

Proxy Statement

ISRAMCO, INC.

2425 West Loop South, Suite 810.

Houston, Texas 77027

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE

COMPANY FOR THE ANNUAL MEETING OF SHAREHOLDERS ON DECEMBER 16, 2011

The undersigned hereby constitutes and appoints HAIM TSUFF AND EDY FRANCIS and each of them, with full power of substitution, attorneys and proxies to represent and to vote all the shares of common stock, par value $.001 per share, of ISRAMCO, INC. (the “Company”), that the undersigned would be entitled to vote, with all powers the undersigned would possess if personally present, at the 2011 Annual Meeting of Shareholders of the Company, to be held on December 16, 2011, and at any adjournment thereof, on the matters set forth on the reverse side and such other matters as may properly come before the meeting.

1. ELECTION OF DIRECTORS. Nominees: HAIM TSUFF, MAX PRIDGEON, MARC E. KALTON, JOSEPH FROM, ASAF YARKONI, FRANS SLUITER, and ITAI RAM (Mark only one of the following boxes.)

☐ VOTE FOR ALL NOMINEES LISTED ABOVE, EXCEPT VOTE WITHHELD AS TO THE FOLLOWING NOMINEES (IF ANY):

☐ VOTE WITHHELD FROM ALL NOMINEES

2. PROPOSAL TO APPROVE, BY NONBINDING VOTE, EXECUTIVE COMPENSATION.

☐ FOR ☐ AGAINST ☐ ABSTAIN

3. PROPOSAL TO DETERMINE, BY NONBINDING VOTE, THE FREQENCY OF A NONBINDING VOTE ON EXECUTIVE COMPENSATION.

☐ ONE YEAR ☐ TWO YEARS ☐ THREE YEARS ☐ ABSTAIN

4. PROPOSAL TO APPROVE THE COMPANY’S 2011 INCENTIVE PLAN.

☐ FOR ☐ AGAINST ☐ ABSTAIN

5. PROPOSAL TO RATIFY THE APPOINTMENT OF MALONE & BAILEY, PC AS THE COMPANY’S INDEPENDENT PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2011.

☐ FOR ☐ AGAINST ☐ ABSTAIN

6. In Their Discretion, Upon Any Other Business That May Properly Come Before the Meeting or Any Adjournment Thereof.

This proxy when properly executed will be voted in the manner directed herein by the undersigned Stockholder. If no direction is made, this proxy will be voted FOR the election as directors of the nominees of the Board of Directors; FOR the proposal to approve, by nonbinding vote, executive compensation; FOR the proposal to approve, by nonbinding vote, a three year frequency for determining the frequency of a nonbinding vote on executive compensation; FOR the approval of the Company’s 2011 Incentive Plan; FOR the ratification of the appointment of Malone & Bailey, PC as the Company’s independent public accounting firm for the fiscal year ended December 31, 2011; and in the discretion of the proxies named herein on any other proposals to properly come before the Annual Meeting.

The undersigned acknowledges receipt of the accompanying Proxy Statement dated December     , 2011.

Dated:

SIGNATURE OF SHAREHOLDER(S)

(When signing as attorney, trustee, executor, administrator, guardian, corporate officer, etc., please give full title. If more than one trustee, all should sign. Joint owners must each sign.)

Please date and sign exactly as name appears above.

I plan ☐ I do not plan ☐ to attend the Annual Meeting.